Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form S-8 of our auditors’ report dated February 28, 2018 on the consolidated financial statements of Zomedica Pharmaceuticals Corp. and its subsidiaries (the “Company”) for the years ended December 31, 2017 and 2016 (which expresses an unqualified opinion) which report was included in the Company’s Annual Report on Form 10-K filed February 28, 2018.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 23, 2018

Toronto, Canada